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                  UNITED STATES                    -----------------------------
       SECURITIES AND EXCHANGE COMMISSION          Estimated average burden
             WASHINGTON, D.C. 20549                hours per response. . .2.50
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                   FORM 12b-25
                                                   -----------------------------
           NOTIFICATION OF LATE FILING                    SEC FILE NUMBER
                                                             0-30417
                                                   -----------------------------
                                                           CUSIP NUMBER
                                                           718193 10 5
                                                   -----------------------------

(Check One):   [ ] Form 10-K   [ ] Form 20-F   [ ] Form 11-K   [X] Form 10-Q
               [ ] Form N-SAR

For Period Ended:  SEPTEMBER 30, 2001
                   ------------------
[   ] Transition Report on Form 10-K
[   ] Transition Report on Form 20-F
[   ] Transition Report on Form 11-K
[   ] Transition Report on Form 10-Q
[   ] Transition Report on Form N-SAR
For the Transition Period Ended:
                                 -------------------------------------

  Read Instruction (on back page) Before Preparing Form. Please Print or Type.
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    NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS
                   VERIFIED ANY INFORMATION CONTAINED HEREIN.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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                                     PART I
                             REGISTRANT INFORMATION

PHILIP SERVICES CORPORATION
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Full Name of Registrant

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Former Name if Applicable

9700 HIGGINS ROAD, SUITE 750
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Address of Principal Executive Office (Street and Number)

ROSEMONT, ILLINOIS 60018
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City, State and Zip Code


                                     PART II
                             RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

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         [ X ]   (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

         [ X ] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F,11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

         [   ]   (c) The accountant's statement or other exhibit required by
                 Rule 12b-25(c) has been attached if applicable.


                                    PART III
                                    NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report portion thereof, could not be filed within the prescribed time period.

              THE REGISTRANT WAS NOT ABLE TO FILE ITS QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED SEPTEMBER 30, 2001 BECAUSE IT IS INVOLVED IN CERTAIN NEGOTIATIONS WITH ITS LENDING INSTITUTIONS. IN CONNECTION THEREWITH, THE REGISTRANT'S CONSOLIDATED FINANCIAL STATEMENTS FOR SUCH QUARTERLY PERIOD HAVE NOT BEEN COMPLETED NOR REVIEWED BY REGISTRANT'S OUTSIDE PROFESSIONALS. THE REGISTRANT WAS NOT ABLE TO COMPLETE THE MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS AND CERTAIN OTHER PORTIONS OF THE FORM 10-Q BEFORE THE DUE DATE OF SUCH QUARTERLY REPORT WITHOUT UNREASONABLE EFFORT AND EXPENSE.


                                     PART IV
                                OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

   THOMAS P. O'NEILL, JR.                  (847)                   993-4730
-----------------------------   ------------------------    --------------------
           (Name)                      (Area Code)           (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s). [ X ] Yes [ ] No

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(3)      Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
[ X ] Yes  [ ] No



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         AS INDICATED IN PREVIOUS FILINGS OF THE REGISTRANT PURSUANT TO THE
         SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, THE REGISTRANT ADOPTED FRESH START REPORTING EFFECTIVE MARCH 31, 2000 IN ACCORDANCE WITH THE AICPA'S STATEMENT OF POSITION 90-7. ACCORDINGLY, THE CONSOLIDATED FINANCIAL INFORMATION AS OF OR PRIOR TO, AND FOR PERIODS PRIOR TO, SUCH DATE MAY NOT BE RELIED UPON AS PROVIDING AN ACCURATE COMPARISON OF FINANCIAL PERFORMANCE OR AS BEING INDICATIVE OF FUTURE RESULTS OF THE REGISTRANT.

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                           PHILIP SERVICES CORPORATION
           ----------------------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date    NOVEMBER 14, 2001                By: /s/ ANTHONY G. FERNANDES
     ------------------------                -----------------------------------
                                             ANTHONY G. FERNANDES,
                                             CHAIRMAN, PRESIDENT AND
                                             CHIEF EXECUTIVE OFFICER



                                         By: /s/ THOMAS P. O'NEILL, JR.
                                             -----------------------------------
                                             THOMAS P. O'NEILL, JR.,
                                             SENIOR VICE PRESIDENT AND
                                             CHIEF FINANCIAL OFFICER